Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-61080) on Form S-8 of Qualstar Corporation of our report dated September 25, 2009, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Qualstar Corporation for the year ended June 30, 2009.

/s/ SingerLewak LLP
Los Angeles, California
September 25, 2009